Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Completes Open-Market Repurchase of 2.3 Million Shares Under Rule 10b5-1 Plan
•	Company has repurchased 9 million, or 29%, of outstanding shares over past five months

•	Company has returned $150 million to shareholders as part of strategic transformation
BOCA RATON, Fla. — February 19, 2008 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today it has completed the repurchase of 2.3 million shares on the open market at a total purchase price of approximately $33.5 million. The share repurchase was facilitated through a Rule 10b5-1 Plan entered into on December 17, 2007.
In September 2007, Agilysys repurchased — through a Dutch Auction tender offer — 4.7 million shares at a price of $18.50 per share, for a total cost of approximately $86.1 million.
In December 2007, the company completed the repurchase of 2,000,000 shares on the open market under a previous Rule 10b5-1 Plan at a total purchase price of approximately $30.4 million.
Over the past five months, the company has returned a total of approximately $150 million to shareholders by repurchasing 9 million shares or approximately 29% of its previously outstanding common shares. Following these repurchases, approximately 22.7 million shares remain outstanding.
About Agilysys
 Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China.
Contact:
Martin Ellis
Executive Vice President, Treasurer and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com